As filed with the Securities and Exchange Commission on February 26, 2021

Registration No. 333-170415

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AeroGrow International, Inc.

(Exact name of registrant as specified in its charter)

Nevada	46-0510685
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5405 Spine Road, Boulder, Colorado	80301
(Address of Principal Executive Offices)	(Zip Code)

AeroGrow International, Inc. 2005 Equity Compensation Plan

(Full title of the plan)

AeroGrow International, Inc.

5405 Spine Road

Boulder, Colorado 80301

Attn: Pete Supron

Tel. No.: (303) 444-7755

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

DEREGISTRATION OF CERTAIN SECURITIES

This Post-Effective Amendment relates to the Registration Statement filed with the Securities and Exchange Commission on November 5, 2010 on Form S-8 (Registration No. 333-170415) pertaining to the registration of 10,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of AeroGrow International, Inc. (“AeroGrow”) issuable under the AeroGrow International, Inc. 2005 Equity Compensation Plan (the “Registration Statement”).

SMG Growing Media, Inc., an Ohio corporation (“Acquiror”), AGI Acquisition Sub, Inc., a Nevada corporation (“Acquisition Sub”), and AeroGrow entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 11, 2020, which contemplated, among other things, the merger of Acquisition Sub with and into AeroGrow (the “Merger”), with AeroGrow continuing as the surviving corporation and becoming a wholly-owned subsidiary of Acquiror. The Merger was consummated on February 26, 2021.

As a result of the consummation of the transactions contemplated by the Merger Agreement, AeroGrow has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, AeroGrow is filing this Post-Effective Amendment to the Registration Statement to deregister all of the Common Stock registered under the Registration Statement that remained unissued as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marysville, State of Ohio, on February 26, 2021.

AEROGROW INTERNATIONAL, INC.

By:	/s/ Pete Supron
Pete Supron
Vice President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.